FOR IMMEDIATE RELEASE

PRB GAS TRANSPORTATION, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

AND PROVIDES BUSINESS UPDATE

Conference Call on Wednesday, August 17th

Denver, Colorado – August 15, 2005 – PRB Gas Transportation, Inc., (“PRB” or the “Company”) (AMEX:PRB), which began operations in January 2004 when it acquired the TOP Gathering System and became significantly larger with the key asset purchase from Bear Paw Energy, LLC in August 2004, today reported financial results for the three months and six months ended June 30, 2005. See accompanying table.

Since its April 12, 2005 initial public offering and the listing of its common stock on the American Stock Exchange, PRB reported the following developments:

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PRB entered into a letter of intent, subject to a definitive agreement, to develop coal bed methane properties in an area of mutual interest in Wyoming and Montana with Enterra Energy Trust (NASDAQ:EENC;TSX:ENT.UN)(“Enterra”).  Under the venture, the Company will have the right to earn up to a 50% working interest in certain properties of Enterra’s recently acquired subsidiary, Rocky Mountain Gas (“RMG”).  The Company is working on completing a definitive agreement with Enterra.

▪

By funding and supervising the drilling of these properties, PRB will generate two revenue streams from both gathering and production.  When finalized, the new agreement for the RMG venture will secure PRB’s current and future gathering activities and provide greater predictability of revenue and income.  As part of its due diligence and in anticipation of the definitive agreement, the Company has begun its drilling program in August ’05.  Based on this development work, PRB expects to begin to generate cash flow later this year from this endeavor.

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The Company is also in the process of completing a management services agreement to operate currently producing properties owned by RMG.  In contemplation of this agreement, PRB has hired nine former RMG or affiliate employees in Wyoming, effective August 1, 2005.

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PRB is drilling gas wells in both Wyoming and Montana and anticipates completing in excess of 40 wells by the end of 2005.  To facilitate both the gathering operations and the drilling operations, PRB is exploring the raising of capital through non-dilutive financing sources.

Additionally, a registration statement relating the common shares underlying the PRB Series C Preferred Stock was declared effective by the Securities and Exchange Commission earlier today.  The conditions for the removal of the lock-up on these shares have been met and the underlying common shares are freely tradable upon conversion of the Series C Preferred Stock.

“We continue to make progress with our activities and are working with Enterra and Rocky Mountain Gas to finalize our joint drilling program.  We are developing new gathering opportunities and plan to have a cost reduction program for our existing gathering systems completed in the third quarter,” said Robert Wright, Chairman and CEO.

CONFERENCE CALL

Robert W. Wright, CEO, William Hayworth, President & COO, and William Brand, VP-Finance of PRB Gas Transportation will host a conference call on Wednesday, August 17, 2005 at 11:00 am EDT/9:00 am MDT, to discuss the subjects covered in this news release. Interested parties may participate in the call by dialing 706-679-0885.  Please call in 10 minutes before the conference is scheduled to begin and ask for the PRB conference call.  After opening remarks, there will be a question and answer period.  This conference call will be webcast live over the Internet at www.prbtrans.com.  To listen to the live call, please go to the website at least 15 minutes early to register, and if necessary, download and install any audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

(more)

PRB Gas Transportation News Release

August 15, 2005

PRB Gas Transportation, Inc. owns and operates natural gas gathering systems in the Rocky Mountain area. The Company presently owns approximately 200 miles of pipeline and is gathering coal-bed methane gas from more than 450 wells in Wyoming's Powder River Basin.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contacts:

     or

Investor Relations Counsel

PRB Gas Transportation, Inc.

The Equity Group Inc.

Robert W. Wright, Chairman and CEO

Linda Latman  (212) 836-9609

(303) 308-1330

Andreas Marathovouniotis  (212) 836-9611

info@prbtrans.com

www.theequitygroup.com

   (See Accompanying Tables)

PRB Gas Transportation, Inc. News Release

August 15, 2005

PRB Gas Transportation, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Total revenue	$ 678,550	$ 342,881	$ 1,414,157	$ 741,792
Expenses:
Operating	384,202	221,355	874,994	440,125
Depreciation and amortization	279,540	84,097	556,994	167,733
General and administrative	466,296	172,560	727,799	261,515
Total expenses	1,130,038	478,012	2,159,787	869,373
Operating loss	(451,488)	(135,131)	(745,630)	(127,581)
Total other income (expense)	40,396	9,275	(1,081)	12,938
Net loss	(411,092)	(125,856)	(746,711)	(114,643)
Convertible preferred stock dividends	(22,461)	(154,063)	(204,806)	(258,459)
Net loss applicable to common stock	$ (433,553)	$ (279,919)	$ (951,517)	$ (373,102)
Net loss per share – basic and diluted	$ (0.07)	$ (0.17)	$ (0.14)	$ (0.23)

PRB Gas Transportation, Inc.

Summarized Balance Sheet Data

	June 30, 2005 (Unaudited)	December 31, 2004
Cash and cash equivalents	$ 9,000,100	$ 320,150
Total current assets	$ 9,504,582	$ 685,000
Property and equipment, net	$ 7,781,830	$ 8,136,203
Total assets	$ 19,341,000	$ 11,237,028

Note payable	$ -	$ 1,500,000
Other current liabilities	$ 328,500	$ 515,879
Total current liabilities	$ 328,500	$ 2,015,879
Total liabilities	$ 395,896	$ 2,080,683
Total stockholders' equity	$ 18,945,104	$ 9,156,345
Total liabilities and stockholders’ equity	$ 19,341,000	$ 11,237,028